Sesen Bio Completes Successful CMC Type B pre-BLA Meeting with FDA
Company gained FDA alignment on the final content of the BLA
CAMBRIDGE, Mass., December 4, 2019 – Sesen Bio (Nasdaq: SESN), a late-stage clinical company developing targeted fusion protein therapeutics for the treatment of patients with cancer, today reported the successful completion of a constructive Type B pre-BLA meeting with the FDA regarding the final Chemistry, Manufacturing and Controls (CMC) content of the Company’s Biologics License Application (BLA) for Vicinium. As previously announced, the Company expects to initiate the submission of the BLA for Vicinium in December 2019.
“After four highly collaborative and productive meetings with the FDA in 2019, we feel increasingly confident in the regulatory path forward for Vicinium” said Dr. Thomas Cannell, president and chief executive officer of Sesen Bio.
Sesen Bio reached agreement with the FDA on the final content of the BLA and no further meetings were requested by the FDA at this time. The Company also gained a clear understanding of the FDA’s requirements for the process performance qualification (PPQ) campaign for bulk drug substance and drug product manufacturing. In addition, the Company continues to work in partnership with the FDA to accelerate the timing of the Pre-License Inspection (PLI) of the drug substance manufacturer, which is anticipated to expedite review of the BLA.
Additional details on regulatory progress in support of the potential approval of Vicinium are expected to be announced this December.
Key December 2019 Events

•	Anticipated initiation of BLA submission under a Rolling Review

•	Sesen Bio Regulatory Update

About Vicinium®
Vicinium, a locally-administered fusion protein, is Sesen Bio’s lead product candidate being developed for the treatment of high-risk non-muscle invasive bladder cancer (NMIBC). Vicinium is comprised of a recombinant fusion protein that targets epithelial cell adhesion molecule (EpCAM) antigens on the surface of tumor cells to deliver a potent protein payload, Pseudomonas Exotoxin A. Vicinium is constructed with a stable, genetically engineered peptide tether to ensure the payload remains attached until it is internalized by the cancer cell, which is believed to decrease the risk of toxicity to healthy tissues, thereby improving its safety. In prior clinical trials conducted by Sesen Bio, EpCAM has been shown to be overexpressed in NMIBC cells with minimal to no EpCAM expression observed on normal bladder cells. Sesen Bio is currently conducting the Phase 3 VISTA trial, designed to support the registration of Vicinium for the treatment of high-risk NMIBC in patients who have previously received a minimum of two courses of bacillus Calmette-Guérin (BCG) and whose disease is now BCG-unresponsive. Additionally, Sesen Bio believes that cancer cell-killing properties of Vicinium promote an anti-tumor immune response that may potentially combine well with immuno-oncology drugs, such as checkpoint inhibitors. The activity of Vicinium in BCG-unresponsive NMIBC is also being explored at the US National Cancer Institute in combination with AstraZeneca’s immune checkpoint inhibitor durvalumab.
About Sesen Bio
Sesen Bio, Inc. is a late-stage clinical company advancing targeted fusion protein therapeutics for the treatment of patients with cancer. The company’s lead program, Vicinium®, also known as VB4-845, is currently in a Phase 3 registration trial for the treatment of high-risk, BCG-unresponsive non-muscle invasive bladder cancer (NMIBC). Vicinium is a locally-administered targeted fusion protein composed of an anti-EPCAM antibody fragment tethered to a truncated form of Pseudomonas Exotoxin A for the treatment of high-risk NMIBC. For more information, please visit the company’s website at www.sesenbio.com.
Cautionary Note on Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for the Company, the Company’s strategy, future operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: expectations regarding regulatory submissions, expectations about the timing of the PLI, expectations about future meetings with the FDA, our ability to successfully develop our product candidates and complete our planned clinical programs, our ability to obtain marketing approvals for our product candidates and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.
Contact:
Chad Myskiw, Senior Director, Strategic Planning
ir@sesenbio.com